SF 664                             Page 1                      SAMPLE

                           SUPPLEMENTAL BENEFIT RIDER


This rider is part of Your policy. It is issued in consideration of the application and payment of its Supplemental Benefit Cost of Insurance Rates. All policy definitions, provisions, and exceptions apply to this rider unless changed by this rider. The Effective Date is the same as the Policy Date unless another date is shown on the current Data Pages.

RIDER BENEFIT

This rider provides an insurance benefit of the Supplemental Benefit Rider Face Amount shown on the current Data Pages. The Supplemental Benefit Rider Face Amount is included in the Total Face Amount, shown on the current Data Pages, and is used to determine the Death Proceeds as described in Your policy. We will pay this benefit amount to the beneficiary(ies) when We receive proof that the Insured died within the protection period. The policy to which this rider is attached must be in force.

PROTECTION PERIOD

This rider's protection period ends on its Expiration Date as shown on the current Data Pages. This protection period will be extended to the date of the Insured's death if Your current Data Pages show that You have the Extended Coverage Rider.

SUPPLEMENTAL BENEFIT COST OF INSURANCE RATES

We deduct the cost of insurance for the benefits provided by this rider on each Monthly Date. We determine these rates based on Our expectations as to Our future investment earnings, expenses, mortality, and persistency experience. We reserve the right to change the current monthly rates, however, they will never exceed those shown in the table of Guaranteed Maximum Supplemental Benefit Cost of Insurance Rates on the current Data Pages. We will review the current monthly rates not less than every five years. Any change in these rates applies to all individuals of the same class as the Insured.

ADJUSTING THE SUPPLEMENTAL BENEFIT RIDER FACE AMOUNT

While this rider is in force You may request an increase or decrease in the Supplemental Benefit Rider Face Amount. Decreases may not be made during the first Policy Year. Any adjustment is subject to Our approval.

APPROVAL OF A SUPPLEMENTAL BENEFIT RIDER FACE AMOUNT ADJUSTMENT

We will approve an adjustment subject to the following conditions:


1.   The Insured is alive; and

2. For a Supplemental Benefit Rider Face Amount increase only, the Attained Age of the Insured is 75 or less; and

3. The amount of any Total Face Amount increase is at least the minimum Total Face Amount increase shown on the current Data Pages; and

4. You supply evidence which satisfies Us that the Insured is insurable under Our underwriting guidelines then in effect; and

5. The death proceeds less the Policy Value does not exceed Our maximum limits as defined under Our underwriting guidelines then in effect.

No adjustment will be approved if:

1. The Total Face Amount after adjustment would be less than the minimum Total Face Amount shown on the current Data Pages; or

2.   Your Monthly Policy Charges are being waived under any rider.


REQUESTING A SUPPLEMENTAL BENEFIT RIDER FACE AMOUNT ADJUSTMENT

You must send Us Notice for an adjustment. The Insured and Owner must sign a request for a Supplemental Benefit Rider Face Amount increase. It must show the Supplemental Benefit Rider Face Amount desired after adjustment. An adjustment is effective on the Adjustment Date.

OTHER CHANGES IN SUPPLEMENTAL BENEFIT RIDER FACE AMOUNT


The Supplemental Benefit Rider Face Amount may change if the Total Face Amount changes as a result of:

1.   A death benefit option change; or

2.   A partial surrender as described in the policy; or

3.   The benefits of any attached rider.

SUICIDE

The Suicide provision of the policy to which this rider is attached applies to this rider.

Any Supplemental Benefit Rider Face Amount increase made under the adjustment options will not be paid if the Insured dies by suicide, while sane or insane, within 2 years of the Adjustment Date. Instead, We will pay the beneficiary(ies) the sum of the Supplemental Benefit Cost of Insurance Rates paid on and after the Adjustment Date.

TERMINATION

The protection period of this rider terminates on the first of:

1. The Maturity Date as shown on the current Data Pages unless extended by rider; or

2. The Expiration Date of this rider, as shown on the current Data Pages unless extended by rider as described in this rider's Protection Period provision; or

3.   Termination of Your policy; or

4. Our receipt of Your Notice to cancel this rider. The cancellation will be effective on the Monthly Date on or next following the date We receive the Notice. We may require that You send Your policy to Our Office to record the cancellation.

REINSTATEMENT

You may reinstate this rider if Your policy is also reinstated after terminating under 3 above. [GRAPHIC OMITTED][GRAPHIC OMITTED]

                        [GRAPHIC
                        OMITTED][GRAPHIC OMITTEDPrincipal Life
                                                Insurance Company
                                                Des Moines, Iowa 50392-0001